EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Martek Biosciences Corporation 2003 New Employee Stock Option Plan and the 2004 Stock Incentive Plan, of our report dated December 12, 2003 except for Note 19, as to which the date is January 26, 2004, with respect to the consolidated financial statements of Martek Biosciences Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
July 23, 2004